As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-221053

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOMO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3842	47-0944526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor
Cambridge, Massachusetts 02142 (617) 996-9058
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Paul R. Gudonis
President and Chief Executive Officer Myomo, Inc.
One Broadway, 14th Floor Cambridge, Massachusetts 02142
(617) 996-9058
(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Paul R. Gudonis President and Chief Executive Officer Myomo, Inc. One Broadway, 14th Floor Cambridge, Massachusetts 02142 (617) 996-9058	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-221053

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a small reporting company)		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Myomo, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on November 29, 2017, is being filed for the sole purpose of filing Exhibit 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

5.1	Opinion of Goodwin Procter LLP

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 30, 2017.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President

This registration statement has been signed by the following persons in the capacities and on the dates indicated.

	/s/ Paul R. Gudonis	Dated: November 30, 2017
Name:	Paul R. Gudonis
Title:	Chairman, Chief Executive Officer and President (Principal Executive Officer)

	/s/ Ralph A. Goldwasser	Dated: November 30, 2017
Name:	Ralph A. Goldwasser
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

	*	Dated: November 30, 2017
Name:	Thomas A. Crowley, Jr.
Title:	Director

	*	Dated: November 30, 2017
Name:	Thomas F. Kirk
Title:	Director

	*	Dated: November 30, 2017
Name:	Amy Knapp
Title:	Director

	*	Dated: November 30, 2017
Name:	Steve Sanghi
Title:	Director

* By:	/s/ Paul R. Gudonis
Attorney-in-fact